Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory J. McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2011 Q1 RESULTS

PARK CITY, Utah, Jan 27/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2011 first quarter ended December 31, 2010.  Net sales for the fiscal 2011 first quarter were $45.2 million compared to $44.8 million for the same quarter of fiscal 2010.  For the first quarter of fiscal 2011, net income was $3.9 million, or $0.38 diluted earnings per share, compared to net income of $3.9 million, or $0.37 diluted earnings per share, for the same quarter of fiscal 2010.

Operating cash flow for the fiscal 2011 first quarter ended December 31, 2010 was $6.3 million compared to $6.0 million for the same period of fiscal 2010.  This operating cash flow, combined with net borrowings of $2.0 million, was primarily used to invest $7.1 million in acquisitions of branded natural product businesses and $1.5 million in purchases of property and equipment.

Bill Gay, chairman and chief executive officer, commented, “Our fiscal 2011 first quarter net sales, net income and EBITDA remained strong.   At the same time, the health and natural foods retail market remains very competitive.  It appears to us that during this quarter many retailers — both large and small — continued to struggle with mixed operating success as a result of the marginal economic environment.”

Mr. Gay continued, “We completed two small acquisitions in the first quarter. One of the acquisitions, which was acquired through a bankruptcy sale, provided us with a facility and liquid manufacturing capabilities.  This facility also provided a platform for us to begin consolidation of many of our existing liquid products as well as products acquired as part of the second acquisition.  Our focus remains on identifying small to medium size companies that primarily provide new product offerings not currently found in our current product portfolio.   In addition, we will continue to refine and improve our sales and marketing programs in an effort to further strengthen them.  We look forward to another successful and solid financial year.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, bioAllers®, Herbs for Kids™, NaturalCare®, Health from the Sun®, Life-flo®, Organix South®, Pioneer® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™ and Granola’s™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 5,500 SKUs, including over 700 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, (ii) unavailability of desirable acquisitions or inability to complete them, (iii) increased costs, including from increased raw material or energy prices, (iv) changes in general worldwide economic or political conditions, (v) adverse publicity or negative consumer perception regarding nutritional supplements, (vi) issues with obtaining raw materials of adequate quality or quantity, (vii) litigation and claims, including product liability, intellectual property and other types,  (viii) disruptions from or following acquisitions including the loss of customers, (ix) increased competition, (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (xi) the loss of key personnel or the inability to manage our operations efficiently, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) insurance coverage issues, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

© 2011 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	December 31,	September 30,
	2010	2010
Assets
Current assets, net	$58,464	$58,294
Property, plant and equipment, net	65,992	61,733
Goodwill	6,001	5,338
Other non-current assets, net	32,019	30,966
	$162,476	$156,331

Liabilities and Stockholders’ Equity
Current liabilities	$17,276	$45,673
Long-term liabilities	31,619	1,739
Stockholders’ equity	113,581	108,919
	$162,476	$156,331

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended December 31,
	2010	2009
Net sales	$45,243	$44,839
Cost of sales	21,781	21,365
Gross profit	23,462	23,474
Operating expenses
Selling, general and administrative	16,735	16,749
Amortization of intangible assets	390	298
Income from operations	6,337	6,427
Interest and other (income) expense, net	171	109
Income before provision for income taxes	6,166	6,318
Provision for income taxes	2,219	2,374

Net income	$3,947	$3,944

Net income per common share
Basic	$0.38	$0.38
Diluted	0.38	0.37

Weighted average common shares outstanding
Basic	10,378,513	10,487,640
Diluted	10,462,089	10,569,411

NUTRACEUTICAL INTERNATIONAL CORPORATION

EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended December 31,
	2010	2009

Net income	$3,947	$3,944
Provision for income taxes	2,219	2,374
Interest and other (income) expense, net (1)	171	109
Depreciation and amortization	1,942	1,760

EBITDA	$8,279	$8,187

(1)         Includes amortization of deferred financing fees.

Non-GAAP Financial Measures

EBITDA (a non-GAAP measure) is defined in our debt covenants and performance measures as earnings before net interest and other (income) expense, taxes, depreciation and amortization.  We believe that EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, EBITDA is not intended to be a substitute for cash flows from operating activities, as a measure of liquidity, or an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.